UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/20/2007

SHARPER IMAGE CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number:  0-15827

DELAWARE	94-2493558
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

350 THE EMBARCADERO, 6TH FLOOR
SAN FRANCISCO, CALIFORNIA 94105
(Address of principal executive offices, including zip code)

(415) 445-6000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On April 20, 2007, Sharper Image Corporation (the "Company") determined that it is unlikely to be in a position to file its Annual Report on Form 10-K for the year ended January 31, 2007 (the "Current Form 10-K") in a timely fashion as indicated in its Notification of Late Filing under Form 12b-25 filed with the Securities and Exchange Commission on April 16, 2007. The principal reasons for the delay in filing the Current Form 10-K relate to the resources the Company devoted in completing its March 2007 filings of its Form 10-K/A, Form 10-Q/A and two Forms 10-Q following the conclusion of its independent review of its historical stock option practices and related accounting matters. The resources devoted to these filings prevented the Company from timely preparing its annual financial statements and providing its independent registered accountants with information necessary to permit them to complete their audit in a timely fashion.
Because the Company will not file its Current Form 10-K in a timely fashion, it notified Nasdaq on April 20, 2007, that it is not in compliance with Nasdaq's Marketplace Rule 4310(c)(14) for continued listing on the Nasdaq Global Market. The Company expects to receive a Nasdaq staff determination letter in the next few days confirming the Company's non-compliance with Rule 4310(c)(14). The Company will request a hearing before the Nasdaq Listing Qualifications Panel in response to the staff determination letter. The Company's shares will remain listed on the Nasdaq Global Market pending a decision by the Listing Qualifications Panel.
The Company and its registered independent auditors are working diligently to complete the Current Form 10-K and the related audit so that the Company can file the Current Form 10-K as expeditiously as possible. The Company currently expects to file its 10-K on or before May 31, 2007.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHARPER IMAGE CORPORATION

Date: April 20, 2007	By:	/s/ Daniel W. Nelson
Daniel W. Nelson
Senior Vice President, Interim Chief Financial Officer